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                          LORD ABBETT INVESTMENT TRUST

                                  AMENDMENT TO

                       DECLARATION AND AGREEMENT OF TRUST

          The undersigned, being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware statutory trust (the "Trust"), organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993 (the "Declaration"), do hereby (i) establish, pursuant to Section 5.3 of the Declaration, two new series of shares of the Trust to be designated the "Lord Abbett Income Strategy Fund" and the "Lord Abbett World Growth & Income Strategy Fund"; (ii) establish, pursuant to Section 5.3 of the Declaration, the following classes of the Lord Abbett Income Strategy Fund: Class A, Class B, Class C, Class P, and Class Y; and (iii) establish, pursuant to Section 5.3 of the Declaration, the following classes of the Lord Abbett World Growth & Income Strategy Fund: Class A, Class B, Class C, Class P, and Class Y. Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

          This instrument shall constitute an amendment to the Declaration.

          IN WITNESS WHEREOF, the undersigned have executed this instrument this 23rd day of June, 2005.


/s/ Robert S. Dow                                      /s/ E. Thayer Bigelow
Robert S. Dow                                          E. Thayer Bigelow


/s/ William H.T. Bush                                  /s/ Robert B. Calhoun
William H.T. Bush                                      Robert B. Calhoun


/s/ Julie A. Hill                                      /s/ Franklin W. Hobbs
Julie A. Hill                                          Franklin W. Hobbs


/s/ C. Alan MacDonald                                  /s/ Thomas J. Neff
C. Alan MacDonald                                      Thomas J. Neff